      As filed with the Securities and Exchange Commission on May 5, 1998
                           Registration No. _________


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          MIDWEST GRAIN PRODUCTS, INC.
             (Exact name of registrant as specified in its charter)
               KANSAS                                  48-0531200
    (State or other jurisdiction                    (I.R.S. Employer
  of incorporation or organization)              Identification Number)
             1300 Main Street, P.O. Box 130, Atchison, Kansas 66002
                                 (913) 652-1000
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          MIDWEST GRAIN PRODUCTS, INC.
                              STOCK INCENTIVE PLANS

                              John H. Calvert, Esq.
                               Lathrop & Gage L.C.
                        2345 Grand Boulevard, Suite 2800
                           Kansas City, Missouri 64108
                                 (816) 460-5807
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                                 Robert G. Booe
                   Vice President and Chief Financial Officer
                          Midwest Grain Products, Inc.
                         1300 Main Street, P.O. Box 130
                             Atchison, Kansas 66002
                                 (913) 367-1480

                         CALCULATION OF REGISTRATION FEE
                                                   Proposed
                                   Proposed        Maximum
Title of Each                      Maximum         Aggregate
Class of Securities  Amount to be  Offering Price  Offering    Amount of
to be Registered     Registered(1) Per Unit(2)     Price(2)    Registration Fee
-------------------------------------------------------------------------------
Common Stock,
no par value           1,040,000   $12.50        $13,000,000     $3,835

(1) Plus such additional amount which may result from plan adjustments, stock splits, stock dividends or similar transactions with respect to undistributed shares.
(2) Pursuant to Rule 457(c) and (h), and solely for purposes of calculating the registration fee, the proposed maximum offering price per share and the proposed maximum aggregate offering price are based upon the average of the high and low prices of the Common Stock of the Registrant as reported by NASDAQ on April 29,1998.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

         The information required by Part I is not being filed with the Commission in accordance with the Note to Part I of Form S-8 and Rule 428.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Certain Documents by Reference

         This Registration Statement covers the offering of Common Stock of Midwest Grain Products, Inc. (the "Company" or "Registrant") under the Midwest Grain Products, Inc. Stock Incentive Plan of 1996, 1998 Stock Incentive Plan for Salaried Employees and the 1996 Stock Option Plan for Outside Directors (the "Plans"). The Company hereby incorporates by reference the following documents:

         1. The Company's Annual Report on Form 10-K for the year ended June 30, 1997.

         2. All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934 since the end of the fiscal year covered by the Annual Report referred to above;

         3. The description of the Company's Common Stock contained in its Registration Statement on Form 8-A dated September 22, 1988; and

         4. All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

         Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4. Description of Securities

         Not Applicable.

Item 5.  Interests of Named Experts and Counsel

         Not Applicable.

Item 6.  Indemnification of Directors and Officers

         Limitation of Liability of Directors.

         The Articles of Incorporation provide that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to the Company or its stockholders,
(2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 17-6424 of the KGCC, which concerns unlawful

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payments  of  dividends,  stock  purchases  or  redemptions,   or  (4)  for  any
transaction from which the director derived an improper personal benefit.

         While the Articles of Incorporation provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, the Articles of Incorporation will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions of the Articles of Incorporation described above apply to an officer of the Company only if he or she is a director of the Company and is acting in his or her capacity as director, and do not apply to officers of the Company who are not directors.

Indemnification of Directors and Officers.

         The Bylaws of the Company provide that each person who is or was or had agreed to become a director or officer of the Company, or each such person who is or was serving or who had agreed to serve at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), will be indemnified by the Company, to the fullest extent permitted from time to time by the KGCC, as the same exists or may hereafter be amended (but, if permitted by applicable law, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) or any other applicable laws as presently or hereafter in effect. The Company may, by action of the Company Board, provide indemnification to employees and agents of the Company, and to persons serving as employees or agents of another corporation, partnership, joint venture, trust or other enterprise, at the request of the Company, with the same scope and effect as the foregoing indemnification of directors and officers. The Company may be required to indemnify any person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Company Board or is a proceeding to enforce such person's claim to indemnification pursuant to the rights granted by the Bylaws or otherwise by the Company. The right to indemnification includes the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition; provided, that the payment of such expenses in advance of the final disposition of a proceeding shall be made only upon delivery to the Company of an undertaking to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified. In addition, the Company may enter into one or more agreements with any person providing for indemnification greater or different than that provided in the Articles of Incorporation.

          Pursuant to the Bylaws, if a claim for indemnification is not paid in full by the Company within ninety days after a written claim pursuant to the preceding paragraph has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant will be entitled to be paid also the expense of prosecuting such claim. The Bylaws provide that it will be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Company) that the claimant has not met the standard of conduct which makes it permissible under the KGCC for the Company to indemnify the claimant for the amount claimed, but the burden of proving such defense will be on the Company. Neither the failure of the Company (including the disinterested directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the KGCC, nor an actual determination by the Company (including the disinterested directors, independent legal counsel or stockholders) that the claimant has not met such applicable standard of conduct, will be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. However, the Company will be bound by a determination pursuant to the procedures set forth in the Bylaws that the claimant is entitled to indemnification in any suit brought by a claimant pursuant to the Bylaws.

         The Bylaws provide that the right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in the Bylaws will not be exclusive of any other right which any person may have or may in the future acquire under any statute, provision of the Articles of Incorporation, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Bylaws permit the Company to maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation,

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partnership,  joint  venture,  trust or other  enterprise  against any  expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the KGCC.

         The Company currently has directors and officers liability insurance that insures directors and officers of the Company with respect to claims made for alleged "wrongful acts" in their roles as directors or officers of the Company and its subsidiaries. The insurance also insures the Company for claims against the Company's directors or officers in situations in which the Company has an obligation to defend and/or indemnify its directors and officers.

Item 7.  Exemptions from Registration Claimed.

         Not Applicable.

Item 8.  Exhibits

         (a) Exhibits are listed on the Exhibit Index to this Registration Statement.

         (b) Not Applicable. The Plans are not qualified under Section 401 of the Internal Revenue Code.

Item 9.  Undertakings

         (a)       The Registrant hereby undertakes:

                   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by Section 10 (a)(3) of the Securities Act of 1933;

                    (ii) To  reflect  in the  prospectus  any  facts  or  events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                    (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                   Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
                                       R-3

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atchison, State of Kansas, on this 4th day of May, 1998.

                          MIDWEST GRAIN PRODUCTS, INC.

                            By s/Laidacker M. Seaberg
                              Laidaker M. Seaberg,
                              President

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Laidacker M. Seaberg, Robert G. Booe and Marta Myers and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities & Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant in the capacities indicated on the dates indicated.


        Name                    Title                              Date

S/Laidacker M. Seaberg    President (Principal
  Laidacker M. Seaberg    Executive Officer) and Director       May 4, 1998

S/Cloud L. Cray, Jr.      Chairman of the Board and
Cloud L. Cray, Jr.        Director                              May 4, 1998

S/Robert G. Booe          Vice President, Chief Financial
Robert G. Booe            Officer and Treasurer,
                          (Principal Financial and
                          Accounting Officer)                   May 4, 1998

S/Michael Braude
Michael Braude            Director                              May 4, 1998

S/F.D. Jabara             Director
F. D. Jabara                                                    May 4, 1998

S/Tom MacLeod, Jr.        Director
Tom MacLeod, Jr.                                                May 4, 1998

S/Rober J. Reintjes       Director
Robert J. Reintjes                                              May 4, 1998

_______________________   Director
Daryl R. Schaller, Ph.D.                                        May __, 1998

S/Randal M. Schrick       Director
Randal M. Schrick                                               May 4, 1998

S/Eleanor B. Schwartz     Director
Eleanor B. Schwartz                                             May 4, 1998


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

                                  EXHIBIT INDEX



Exhibit
Number                             Description

   4(a) Copy of Midwest Grain Products Stock Incentive Plan of 1996, as amended (incorporated by reference to Exhibit 10(d) to the Company's Form 10-K for the year ended June 30, 1996).

   4(b) Copy of Midwest Grain Products 1996 Stock Option Plan for Outside Directors, as amended (incorporated by reference to Exhibit 10(f) to the Company's Form 10-K for the year ended June 30, 1996).

   4(c) Copy of Midwest Grain Products 1998 Stock Incentive Plan for Salaried Employees.

   5 Opinion of Lathrop & Gage L.C. concerning the legality of the securities being registered.

   23(a)          Consent of Lathrop & Gage L.C. (incorporated by reference to
                  Exhibit 5).

   23(b)          Consent of Baird, Kurtz & Dobson.




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